Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Andover National Corporation (the “Company” or “we”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Class A Common Stock, par value $0.001 per share.

DESCRIPTION OF COMMON STOCK

We are authorized to issue (i) 67,500,000 shares of common stock, par value $0.001 per share, of which 60,000,000 shares are designated as Class A Common Stock and 7,500,000 shares are designated as Class B Common Stock; and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share.

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our Amended and Restated Certificate of Incorporation and our Bylaws, both of which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K of which this Exhibit is a part. The summary below is also qualified by provisions of applicable law.

General

Voting. The holders of Class A Common Stock are entitled to one vote per share on all matters upon which stockholders generally are entitled to vote, provided, however, that, except as otherwise required by law, holders of Class A Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation (including any designation relating to any series of preferred stock) that relates solely to the terms of the Class B Common Stock or one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the Delaware General Corporation Law.

Dividends. Subject to the preferences of any outstanding shares of preferred stock or other class of common stock, the holders of Class A Common Stock are entitled to receive ratably any dividends our board of directors declares out of funds legally available for the payment of dividends.

Liquidation, Dissolution and Winding Up. If the Company is liquidated, dissolved or wound up, the holders of our Class A Common Stock are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock or other class of stock ranking senior to the Class A Common Stock in right of preference.

Preemptive Rights, Conversion, Redemption, Sinking Fund Provisions. Holders of Class A Common Stock have no preemptive rights or rights to convert their Class A Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Class A Common Stock.

All of the outstanding shares of Class A Common Stock are fully paid and non-assessable.  Holders of our Class A Common Stock are not liable for further calls or assessments.

The rights, preferences, and privileges of the holders of Class A Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of Class B Common Stock and any series of preferred stock that we may designate in the future.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Colonial Stock Transfer Company, Inc., with an address at 66 Exchange Place, Suite 100, Salt Lake City, UT 84111.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY’S

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

Anti-Takeover Provisions

Certain provisions of Delaware Law and of our Amended and Restated Certificate of Incorporation and Bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Delaware Law

Delaware law regulates acquisitions of some Delaware corporations by prohibiting, with some exceptions, a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date a person becomes an interested stockholder, the board of directors of the corporation approved the business combination or the other transaction in which the person became an interested stockholder;

•	upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors or officers of the corporation and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date the person became an interested stockholder, the board of directors of the corporation approved the business combination and the stockholders of the corporation, other than the interested stockholder, authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding stock of the corporation not owned by the interested stockholder.

Under Delaware law, a “business combination” is defined to include any of the following:

•	any merger or consolidation involving the corporation or any direct or indirect majority-owned subsidiary of the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the corporation’s assets involving the interested stockholder;

•	in general, any transaction that results in the issuance or transfer by the corporation of any of its stock of any class or series to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of its stock of any class or series owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Under Delaware law, an “interested stockholder” is defined as:

•	any person who owns 15% or more of a corporation’s outstanding voting stock;

•	any person associated or affiliated with the corporation, who owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s outstanding voting stock; or

•	the affiliates and associates of any such person.

These rules could depress our stock price and delay, discourage or prohibit transactions not approved in advance by our board of directors, such as takeover attempts that might result in a premium over the market price of our common stock.

Certificate of Incorporation and Bylaws

Our Amended and Restated Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of us or our management, including, but not limited to the following:

•	our Bylaws allow the authorized number of directors to be changed only by resolution of our board of directors;

•	our Amended and Restated Certificate of Incorporation authorizes the board of directors to issue without stockholder approval up to an aggregate of 5,000,000 shares of preferred stock, the rights of which will be determined at the discretion of the board of directors that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by the board of directors;

•	our Bylaws establish advance notice requirements for stockholder nominations to our board of directors or for stockholder proposals that can be acted on at stockholder meetings; and

•	our Bylaws limit who may call stockholder meetings.

These and other provisions contained in our Amended and Restated Certificate of Incorporation and Bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove our current management or approve transactions that our stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our Class A Common Stock.